Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-116998 on Form S-8 and Registration Statements No. 333-109787 and No. 333-110574 on Form S-3 of our report dated March 15, 2005 (May 24, 2005 as to Notes 8, 11, 14, 15, 18 and 20) relating to the consolidated financial statements of NovaStar Financial, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle), appearing in this Current Report on Form 8-K of NovaStar Financial, Inc.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

May 24, 2005